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                                               FILED PURSUANT TO RULE 424(B)(3)
                                                    REGISTRATION NO. 333-216769
AXA Equitable Life Insurance Company

Supplement dated October 19, 2018 to the current variable annuity prospectuses

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This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ''Prospectus''). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the AXA/Franklin Small Cap Value Managed Volatility Portfolio ("Portfolio"). Please note, that the Portfolio may not be available under your contract. As applicable to your contract, please note the following changes described below.

Changes to the AXA/Franklin Small Cap Value Managed Volatility Portfolio

Effective October 5, 2018, Franklin Mutual Advisers, LLC replaced Franklin Advisory Services, LLC as a Sub-Adviser to the AXA/Franklin Small Cap Value Managed Volatility Portfolio. Accordingly, all references to Franklin Advisory Services, LLC in the Prospectus are replaced with Franklin Mutual Advisers, LLC.

AXA Equitable Funds Management Group, LLC will continue to be the Investment Adviser of the Portfolio. Also, please see "The Portfolios of the Trusts" in your Prospectus for more information.




    Distributed by affiliate AXA Advisors, LLC and/or for certain contracts co-distributed by affiliate
                             AXA Distributors, LLC
                 Copyright 2018 AXA Equitable Life Insurance.

                     AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                              New York, NY 10104
                                 212-554-1234

  IM-05-20 (10.18)
  Global Annuities - Inforce/New Biz                 catalog no. 158979 (10.18)
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